EXHIBIT 1


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FOR IMMEDIATE RELEASE                                               May 22, 2002


(Lisbon, May 22, 2002) On behalf and at request of our participated company Eureko B.V., and given its relevance to Banco Comercial Portugues (BCP, NYSE:
BPC, BCPPRA), we herein announce the company 1st Quarter results:

       Eureko B.V. announces results for the three months to 31 March 2002

"Eureko B.V. announced its unaudited results for the three-month period ending 31 March 2002."

Highlights:

      o     Operating Companies' contribution up 45.8% at EUR 61.4 million

      o Consolidated Net Income of EUR 80.2 million, down 5.2%(1) from the same period in 2001

      o     Operating profit of EUR 104.4 million (2001: EUR 112.9 million)

      o Total Gross Written Premiums reached EUR 2,260.2 million, an increase of 10.9% from 2001

      o     Life Gross Written Premiums up 13.5% at EUR 1,129.5 million

      o     Non-Life Gross Written Premiums up 9.5% at EUR 565.7 million

      o     Health Gross Written Premiums up 7.1% at EUR 565 million

      o Total Assets under Management at EUR 109.1 billion, down 2.9% from 31 December 2001

      o Banking customer funds up 6.5% at EUR 6,652.4 million from 31 December 2001

      o     ROE of 13.7% (2001: 10.7%)


Main developments in the first quarter of 2002:

      o In Poland, the agreement reached in the last quarter of 2001 (the 2nd addendum), by which Eureko would acquire an incremental stake of 21% in PZU by direct sale, was revoked by the Polish Government. Discussions are under way to set a new timing for PZU's IPO, at which Eureko has the right to acquire a 21% stake.

--------
(1) Eureko posted a profit of EUR 102.6 million in the first three months of 2001, which included a EUR 18 million profit from PZU Zycie SA reported to the year 2000


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Arnold Hoevenaars, Chief Executive Officer of Eureko, commented:

"The results of the Eureko Group in the first quarter of 2002 reflect a clear recovery of the profitability of our operations.

"Both our Operating Companies and our Associated companies registered strong growth in their contribution to the Group results, at EUR 61.4 million and EUR
21.4 million, respectively.

All our Operating Companies reported profits. Conversely, we have experienced a decrease of Other Results (inclusive of the Holding company costs), at EUR - 2.6 million, reflecting mainly the increase in interest expenses and the impact in 2001 of a non-recurring gain of EUR 30.9 million from the sale of shares in Parion. This led to a reduction in Consolidated Net Income compared with 2001.

In insurance, the Group's premium production showed strong growth, with gross written premiums up by 11%. In Life, growth was particularly strong in Portugal, Ireland and Slovakia, with growth rates exceeding 25%. In The Netherlands, our operations have seen a decrease in unit-linked products, which is estimated to be in line with the market, as it compares with a particularly strong quarter in 2001. In Non-Life, we maintain a conservative stance in underwriting in the Portuguese market while our other markets experienced good growth. Our technical results show an improvement, in particular in Life and Non-Life, and expenses ratios also reflect a positive (declining) trend.

Our asset management activities continue to demonstrate their earnings resilience. At the client level, we have seen an increase in specialist mandates, which partially offsets a decrease in balanced mandates. This evolution has a positive impact in our earnings and we are confident, as the synergies of the integration of the different operations are expected to unfold throughout 2002, of the increase in profitability of this business.

In banking, our prudent stance in risk acquisition is leading us to higher levels of profitability combined with slower asset expansion. Strong growth has been experienced in customer liabilities, with deposits and other savings products increasing, during the first quarter, by EUR 404 million (6.5%) to EUR 6,652.4 million. Higher interest margin results led the banking activities to post better overall efficiency and profitability indicators.

The Group is seeing signs of renewed and strengthened sales growth across its financial services product range, and our market and business diversification are positively reflected in the operating results. We expect to continue to see solid organic growth at our Operating Companies and businesses and we endeavour to achieve further group expansion by consolidating our presence in Central Europe".

Amsterdam, 16 May 2002

Attachment: Interim Report -Financial Statements.


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For further information, contact:

(Media)                    Lorrie Morgan             Tel:     +31 20 660 7654
                                                     Mobile:  +31 654 93 72 72

(Analysts)                 Rui Lopes                 Tel:     +33 1 55 27 36 29
                                                              +31 20 660 7654

                                 www.eureko.net


Note: Achmea buys a majority interest in Royal & Sun Alliance Benelux

Achmea, an operative company controlled by Eureko, announced that is to take over a major part of the activities of Royal & Sun Alliance (R&SA Benelux) in the Netherlands and Belgium, namely the life and non-life activities in Benelux, with the exception of the multinational non-life insurance business, which Royal & Sun Alliance will retain. The acquisition fits in with Achmea's strategy aimed at enhancing its position in the agents' segment in the Netherlands and expanding its Belgian activities.

Last year, Royal & Sun Alliance Benelux generated premium income of EUR 192 million in Non-Life and EUR 83 million in Life, with a total staff of around 325 jobs. The business will continue to operate in the Netherlands and Belgium under its present name until no later than 31 December. Achmea aims to merge the activities acquired with its existing business units as soon as possible, especially in the Netherlands. The scope for doing so will be examined shortly.

The purchase price is around EUR 123 million, and will be finally fixed on the date of the actual transfer. This transfer depends on a number of formal approvals and will probably take place on 1 July 2002.


Banco Comercial Portugues
End of announcement

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[GRAPHIC] EUREKO

Interim report

Eureko B.V.


Consolidated Balance Sheet                               As at            As at
EUR million                                      31 March 2002  31 December 2001

ASSETS

Investments in associated companies                      903,7             884,8
Other investments                                     21.681,4          21.321,0
Investments on behalf of policyholders                10.120,7           9.887,9
Banking credit portfolio                              14.647,0          14.530,3
Receivables                                            4.567,1           2.826,3
Other assets                                           1.951,5           1.993,4
Prepayments and accrued income                         2.148,2           1.760,0
                                                      --------          --------
Total Assets                                          56.019,6          53.203,7
                                                      ========          ========

EQUITY and LIABILITIES

Capital and reserves                                   2.295,4           2.261,9
Minority interest                                        391,6             391,6
                                                      --------          --------
Group equity                                           2.687,0           2.653,5

Subordinated loans                                       148,0             126,4
Fund for general banking risks                            44,9              44,9
                                                      --------          --------
Group capital base                                     2.879,9           2.824,8

Total technical provisions                            22.024,2          21.470,3
Technical provisions for policyholders                10.111,6           9.887,9
General provisions                                       326,5             426,5
Banking customer accounts                              6.652,4           6.247,5
Loans and borrowings                                   7.964,9           8.551,4
Other liabilities                                      5.225,7           2.881,0
Accruals and deferred income                             834,4             914,3
                                                      --------          --------
Total                                                 56.019,6          53.203,7
                                                      ========          ========
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Consolidated Income Statement
EUR Million
                                                        first              first
INCOME                                           quarter 2002       quarter 2001

Gross written premiums                                2.260,2            2.038,7
Reinsurance premiums                                   -100,8              -87,0
Change in provision for unearned premiums              -373,0             -420,3
                                                      -------            -------
Net earned premiums                                   1.786,4            1.531,4

Contributions received for health pooling                35,4               31,2
Income from associated companies                         24,4               70,2
Investment income                                       272,1              343,9
Investment income for account of policyholders          135,2             -317,0
Asset management income                                  50,1               57,2
Banking income                                          239,2              336,5
Other income                                            131,4              113,5
                                                      -------            -------
Total income                                          2.674,2            2.166,9

EXPENSES

Net claims and movements in technical provisions      1.769,2            1.474,6
Profit sharing and rebates                              122,5             -135,7
Operating expenses, insurance                           332,5              305,3
Asset management expenses                                49,9               39,1
Banking expenses                                        185,0              271,5
Interest expenses                                        31,9               51,0
Other expenses                                           78,8               48,2
                                                      -------            -------
Total expenses                                        2.569,8            2.054,0

Ordinary result before tax                              104,4              112,9
Tax on ordinary results                                 -19,4               -7,4
                                                      -------            -------
Ordinary result after tax                                85,0              105,5
Extraordinary result before tax                           2,1                4,2
Tax on extraordinary result                               0,0                0,0
                                                      -------            -------
Result before minority interest                          87,1              109,7
Minority interest                                        -6,9               -7,1
                                                      -------            -------
Total result after tax                                   80,2              102,6
                                                      =======            =======


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Summary consolidated Cash Flow Statement                      first quarter 2002
EUR Million

Cash flow from operating activities                                        848,0
Cash flow from investing activities                                       -550,5
Cash flow from banking activities                                          288,2
Cash flow from financing activities                                       -564,9

Net cash Flow                                                               20,8

Liquid assets at 1 January                                               1.373,8
                                                                         -------
Liquid assets at 31 March                                                1.394,6
                                                                         =======


Movements in group equity                                                   2002
EUR Million


Balance at 1 January                                                     2.261,9
Change in revaluation reserve                                              -40,8
Change in currency reserve                                                  13,2
Goodwill                                                                   -19,0
Net income                                                                  80,2
Other movements                                                             -0,1
                                                                         -------
Balance at 31th March 2002                                               2.295,4
                                                                         =======


Accounting Principles

The accounting principles that have been used for the interim report are the same as those used for the Annual Report 2001 The first quarter 2002 and 2001 interim figures stated in this report are unaudited.


Breakdown of ordinary result before tax         first quarter 2002   first quarter 2001             Change %
EUR Million
Insurance                                                     79,5                 44,4                  79%
Asset Management                                              21,0                 20,7                   1%
Banking                                                       10,9                  2,2                 395%
Other and Intergroup adjustments                              -7,0                 45,6                -115%
                                                             -----                -----               -----
                                                             104,4                112,9                  -8%
                                                             =====                =====
Earnings per ordinary share                     first quarter 2002   first quarter 2001
Net results (EUR million)                                     80,2                102,6

Average number of outstanding shares
(of EUR 1.00 nominal value each)                       220.805.306          188.955.164

Earnings per share (EUR)                                      0,36                 0,54

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
                                                             As at                As at
Number of employees (in FTE's)                       31 March 2002     31 December 2001
Number of employees                                         18.445               18.595

Highlights                                      first quarter 2002   first quarter 2001            Change %
EUR Million

Gross written premiums                                     2.260,2              2.038,7                 11%

Total investment income                                      407,3                 26,9               1414%
Net claims and movements in technical provisions           1.769,2              1.474,6                 20%
Total result before tax                                      106,5                117,1                 -9%
Total result after tax                                        80,2                102,6                -22%
EBITDA                                                       149,5                179,2                -17%

Return on equity                                             13,7%                10,7%                 28%
Return on assets                                              0,6%                 0,8%                -27%

                                                             As at                As at
                                                     31 March 2002     31 December 2001
Capital and reserves                                       2.295,4              2.261,9                  1%
Total Assets                                              56.019,6             53.203,7                  5%
Total investments                                         31.802,1             31.208,9                  2%
Total technical provisions                                32.135,8             31.358,2                  2%

Total assets under management                            109.102,6            112.282,6                 -3%
                                                         =========            =========
